Exhibit 10.3

LANDLORD CONSENT TO SUBLEASE

THIS LANDLORD CONSENT TO SUBLEASE (“Consent Agreement”) is entered into as of the 12th day of January, 2006, by and among 3800 GOLF ROAD LLC, a Delaware limited liability company (“Landlord”), SARA LEE COFFEE & TEA NORTH AMERICA, a division of Sara Lee/DE International BV, a corporation organized under the laws of the Netherlands (“Sublandlord”), and HOUGHTON MIFFLIN CO., a Massachusetts corporation (“Subtenant”).

RECITALS:

A.	Landlord, as landlord, and Sublandlord, as tenant, are parties to that certain lease agreement dated July 13, 2004 (the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 116,693 rentable square feet on the 1st and 2nd floors (the “Premises”) of the building commonly known as 3800 Golf Road, Rolling Meadows, Illinois (the “Building”).

B.	Sublandlord and Subtenant have entered into (or are about to enter into) that certain sublease agreement dated January 12, 2006 attached hereto as Exhibit A (the “Sublease”) pursuant to which Sublandlord has agreed to sublease to Subtenant the entire Premises (the “Sublet Premises”).

C.	Sublandlord and Subtenant have requested Landlord’s consent to the Sublease.

D.	Landlord has agreed to give such consent upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the Sublease subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

1. Recitals. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Landlord’s Consent. Subject to the terms and conditions of this Consent Agreement, Landlord hereby consents to the subletting of the Sublet Premises by Sublandlord to Subtenant pursuant to the Sublease.

3. Sublease Agreement. Sublandlord and Subtenant hereby represent that a true and complete copy of the Sublease is attached hereto and made a part hereof as Exhibit A, and Sublandlord and Subtenant agree that the Sublease shall not be modified without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4. Representations.

Landlord hereby represents and warrants, as of the date hereof, that (i) Landlord has full power and authority to enter into this Consent Agreement, (ii) the Lease is in full force and effect, (iii) to the best of Landlord’s knowledge, Sublandlord is not in default thereunder; and (iv) Landlord has received no notice that it is in default under the Lease nor has Landlord any knowledge of the existence of any condition or the occurrence of any event which, if not timely acted upon, would result in Landlord’s default under the Lease.

5. Landlord Confirmation of Lease Information. Landlord hereby represents and warrants, as of the date hereof, as follows:

a. The After-Hours HVAC charge is presently $50 per hour.

b. There are no charges applicable to the freight elevator which are payable in connection with Subtenant’s use thereof during either (a) normal business hours or (b) after-hours.

c. There are no Required Removables (as defined in the Lease) or Alterations to be removed from the Premises upon the expiration or sooner termination of the Lease and neither Sublandlord nor Subtenant shall be required to remove any improvements or Alterations existing in the Premises as of the date hereof.

d. The existing Security Devices have been removed from the Premises.

6. Additional Rights of Subtenant. Landlord hereby agrees and consents to the following exercise of rights by Subtenant under the Lease:

a. Subtenant shall be permitted to exercise all rights of Sublandlord, as tenant, under Section 8.7 of the Lease with respect to Roof Equipment, which rights shall be subject to the requirements of the Lease, including but not limited to Section 8.7. In no event shall Subtenant pay a construction management fee to Landlord, but shall be responsible for Landlord’s costs to the extent permitted by the Lease, including but not limited to Section 8.3.

b. Subtenant shall be permitted to exercise all rights of Sublandlord, as tenant, under Section 8.8 of the Lease, including but not limited to Sublandlord’s rights with respect to both the Building Generator (as defined in Section 8.8) and Tenant’s Generator (as defined in Section 8.8). In no event shall Subtenant pay a construction management fee to Landlord, but shall be responsible for Landlord’s costs to the extent permitted by the Lease, including but not limited to Section 8.3.

c. Landlord hereby consents to Subtenant’s installation of roof condenser units in connection with Subtenant’s construction of its server room within the Sublet Premises, all in accordance with Article 8 of the Lease. In no event shall Subtenant pay a construction management fee to Landlord, but shall be responsible for Landlord’s costs to the extent permitted by the Lease, including but not limited to Section 8.3.

d. Landlord agrees to convey to Sublandlord Landlord’s FF&E in accordance with the terms of Section 1.8 of the Lease.

e. Subtenant only has the right to self insure with respect to the maximum deductible. The maximum deductible set forth in Section 10.3.2 (c) of the Lease shall be increased to $250,000 provided that Subtenant provides evidence reasonably acceptable to Landlord that Subtenant has satisfied the net worth standard set forth in Section 10.6 of the Lease relating to self-insurance. Landlord may request such evidence on an annual basis or more frequently if Subtenant is in default under the Sublease. Documents publicly filed with the SEC are deemed sufficient evidence of such net worth.

7. No Release. Nothing contained in the Sublease or this Consent Agreement shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the Sublease or this Consent Agreement or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the Sublease.

8. No Transfer. Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublet Premises or the Sublease to any person or entity, except to the extent otherwise permitted by Landlord in accordance with the assignment and subletting provisions of the Lease.

9. Lease. The parties agree that the Sublease is subject and subordinate to all the terms of the Lease, except as expressly provided in this Consent Agreement.

10. Non-Disturbance of Subtenant. In the event that the Lease is terminated by Landlord because of a default by Sublandlord under the Lease (other than such a default which is caused by a default by Subtenant under the Sublease), Landlord shall notify Subtenant in writing (“Landlord’s Notice”) within fifteen (15) business days after such termination. Subtenant shall then have the option, exercisable solely by giving Landlord notice of exercise of such option no later than five (5) business days after receiving Landlord’s Notice, to enter into a Direct Lease (defined below) with Landlord; provided, that Subtenant shall have no such option if it is then in default under the Sublease. If Subtenant fails to give such notice of exercise to Landlord in timely fashion, Subtenant shall have no right to enter into a Direct Lease with Landlord and the Sublease shall immediately terminate. If Subtenant timely exercises such option, Landlord and Subtenant shall within thirty (30) business days after the date of such exercise enter into a direct lease of the Premises between Landlord, as landlord, and Subtenant, as tenant (the “Direct Lease”). The Direct Lease shall be based on the Rent (as defined in the Lease) and all other economic terms of the Lease and the non-economic terms of the redacted Master Lease as attached to Exhibit A of the Sublease, and otherwise in a form reasonably determined by Landlord. The effective date of the Direct Lease, for rent commencement and other purposes, shall be contemporaneous with the termination of the Lease.

11. Sublandlord Notice Address. Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease and shall send copies of any notices to be sent to Subtenant to Houghton Mifflin Company, 222 Berkeley Street, Boston, MA 02116, Attn: VP Real Estate and General Counsel, with a copy to the Premises.

12. Authority. Each party to this Consent Agreement hereby represents that the individual executing this Consent Agreement on behalf of such party has the authority to execute and deliver the same on behalf of the party hereto for which such individual is acting.

13. Counterparts. This Consent Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Consent Agreement as of the date set forth above.

WITNESS/ATTEST:		LANDLORD:

3800 GOLF ROAD LLC,
a Delaware limited liability company

		By:	/s/ John S. Grassi

		Name:	John S. Grassi

		Title:	President

/s/ Julie Herman

Name (print): Julie Herman

/s/ Peter kahn

Name (print):	Peter kahn

WITNESS/ATTEST:		SUBLANDLORD:

_______________________________		SARA LEE COFFEE & TEA NORTH AMERICA, a division of Sara Lee/DE International BV, a corporation organized under the laws of the Netherlands

Name (print): _____________________		By:	/s/ J. Randall White

_______________________________		Name:	J. Randall White

Name (print): _____________________		Title:	SVP-Sara Lee Corporation

WITNESS/ATTEST:		SUBTENANT:

/s/ Denise Del Signore		HOUGHTON MIFFLIN CO., a Massachusetts corporation

Name (print): Denise Del Signore		By:	/s/ Paul D. Weaver

/s/ Diana Cooper		Name:	Paul D. Weaver

Name (print): Diana Cooper		Title:	Vice President

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